EXHIBIT 99.1

Jones Soda Reports Strong Second Quarter 2021 Results

- Jones Soda Turnaround Continues, Reports Fourth Consecutive Quarter of Revenue Growth -

- Reports First Profitable Quarter Since 2016 and Highest Quarterly Revenue Number Since 2012 -

SEATTLE, Aug. 05, 2021 (GLOBE NEWSWIRE) -- Jones Soda Co. (OTCQB: JSDA) (“Jones Soda” or the “Company”), the original craft soda company known for its unconventional flavors and user-designed label artwork, announced its financial results for the second quarter ended June 30, 2021.

Second Quarter 2021 Financial Highlights vs. Year-Ago Quarter

  Revenue increased 44% to $4.5 million compared to $3.1 million.
  Gross profit as a percentage of revenue increased significantly to 31.3% compared to 18.9%.
  Net income improved substantially to $309,000, or $0.00 per share, compared to a net loss of $738,000, or $(0.01) per share.
  Adjusted EBITDA1 improved to $395,000 compared to $(653,000).

Management Commentary

“This quarter’s results continue to reflect our disciplined approach to executing against our three-year strategic plan as we reported our fourth consecutive quarter of revenue growth with the highest quarterly revenue number since 2012 and our first profitable quarter since 2016,” said Mark Murray, President and CEO of Jones Soda. “We believe the numbers validate the soundness of our plan, the talent of our entire team and, of course, the strength of the Jones brand. We continued to see growth in our core bottled soda business, while recovery within the foodservice category also helped us achieve our objectives during one of the more crucial quarters in a beverage company’s year.

“Programs that helped fuel our profitable results included the expansion of our new Special Release series of limited-edition flavors across more than 1,800 Kroger stores nationwide, as well as the rollout of our exclusive Jones Birthday Cake Slurpee into hundreds of 7-Eleven locations throughout the Pacific Northwest.

“From a marketing perspective, we continue to leverage our unique user generated labels to drive excitement among consumers. With our recently launched augmented reality (AR) label series, we are featuring a number of athletes and artists that come to life in a short video once a consumer scans the label using our new Jones Soda app. As the People’s Craft Soda, we expect this initiative to increase engagement with our consumers in new, forward-looking ways, and we will be expanding the program with other fun and innovative ideas later this fall and into next year.

“We continue to expect solid results in the second half of 2021, though we do anticipate experiencing some of the same supply-chain and commodity challenges most manufacturers are facing in the current business environment. That said, the team continues to manage these headwinds, including utilizing some creative sourcing strategies.

“Lastly, as we recently announced, we are working towards entering the cannabis business. Through our Jones DNA, we believe that we are one of the few nationally recognized brands that has the image to capitalize on the opportunities in this space, and we will be sharing more about our plans in the coming months.”

Second Quarter 2021 Financial Results

Revenue in the second quarter of 2021 increased 44% to $4.5 million compared to $3.1 million in the year-ago period. The revenue growth was primarily driven by an increase in sales of Jones’ core bottled soda products.

Gross profit as a percentage of revenue increased significantly to 31.3% for the second quarter of 2021 compared to 18.9% in the prior year period. The improvement in gross profit margin reflects the optimization of supply chain costs and the continued shift to a more favorable product mix, including a larger percentage of revenue coming from the Company’s fountain products.

Net income for the second quarter of 2021 improved to $309,000, or $0.00 per share, compared to a net loss of $738,000, or $(0.01) per share, in the second quarter of 2020. Net income benefitted from approximately $334,500 in PPP loan forgiveness. However, the Company’s income from operations improved to $9,000 compared to a loss from operations of $697,000 in the prior year period.

Adjusted EBITDA1 in the second quarter of 2021 improved to $395,000 compared to $(653,000) in the same prior year period.

At June 30, 2021, cash and cash equivalents totaled $3.1 million compared to $4.6 million at December 31, 2020. Apart from an outstanding convertible debt instrument, the Company did not have any substantial debt and continues to actively evaluate a new line of credit.

_____________________
1 Adjusted EBITDA is defined as net income (loss) from operations before interest expense, interest income, taxes, depreciation, amortization and stock-based compensation and is a non-GAAP measure (reconciliation provided below).

Conference Call

Jones Soda will hold a conference call today at 4:30 p.m. Eastern time to discuss its results for the second quarter ended June 30, 2021.

Date: Thursday, August 5, 2021
Time: 4:30 p.m. Eastern time (1:30 p.m. Pacific time)
Toll-free dial-in number: 1-866-269-4260
International dial-in number: 1-323-347-3278
Conference ID: 6550977

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Gateway Investor Relations at 1-949-574-3860.

The conference call will be broadcast live and available for replay here and via the investor relations section of the Company’s website at www.jonessoda.com.

A replay of the conference call will be available after 7:30 p.m. Eastern time on the same day through August 12, 2021.

Toll-free replay number: 1-844-512-2921
International replay number: 1-412-317-6671
Replay ID: 6550977

Presentation of Non-GAAP Information

This press release contains disclosure of the Company's Adjusted EBITDA, which is a not a United States Generally Accepted Accounting Principle (“GAAP”) financial measure. The difference between Adjusted EBITDA (a non-GAAP measure) and Net Loss (the most comparable GAAP financial measure) is the exclusion of interest expense and income, income tax expense, depreciation and amortization expense and stock-based compensation. We have included a reconciliation of Adjusted EBITDA to Net Loss in our Non-GAAP Reconciliation in this press release. This non-GAAP measure should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP. Adjusted EBITDA has certain limitations in that it does not take into account the impact of certain expenses to our consolidated statements of operations. In addition, because Adjusted EBITDA may not be calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies. We believe that Adjusted EBITDA provides useful information to investors about the Company's results attributable to operations, in particular by eliminating the impact of non-cash charges related to stock-based compensation, amortization and depreciation that is consistent with the manner in which we evaluate the Company's performance. These adjustments to the Company's GAAP results are made with the intent of providing a more complete understanding of the Company's underlying operational results and provide supplemental information regarding our current ability to generate cash flow. This non-GAAP financial measure is not intended to be considered in isolation or as a replacement for, or superior to net loss as an indicator of the Company's operating performance, or cash flow, as a measure of its liquidity. Adjusted EBITDA should be reviewed in conjunction with Net Loss as calculated in accordance with GAAP.

About Jones Soda Co.
Headquartered in Seattle, Washington, Jones Soda Co.® (OTCQB: JSDA) markets and distributes premium beverages under the Jones® Soda and Lemoncocco® brands. A leader in the premium soda category, Jones Soda is made with pure cane sugar and other high-quality ingredients, and is known for packaging that incorporates ever-changing photos sent in from its consumers. Jones’ diverse product line offers something for everyone – pure cane sugar soda, zero-calorie soda and Lemoncocco non-carbonated premium refreshment. Jones is sold across North America in glass bottles, cans and on fountain through traditional beverage outlets, restaurants and alternative accounts. For more information, visit www.jonessoda.com or www.myjones.com or www.drinklemoncocco.com.

Forward-Looking Statements Disclosure

Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all passages containing words such as “will,” “aims,” “anticipates,” “becoming,” “believes,” “continue,” “estimates,” “expects,” “future,” “intends,” “plans,” “predicts,” “projects,” “targets,” or “upcoming.” Forward-looking statements also include any other passages that are primarily relevant to expected future events or that can only be evaluated by events that will occur in the future. Forward-looking statements are based on the opinions and estimates of management at the time the statements are made and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated or implied in the forward-looking statements. Factors that could affect the Company's actual results, including its financial condition and results of operations and its ability to continue as a going concern, include, among others: its ability to successfully execute on its growth strategies and operating plans for the future; the Company’s ability to continue to effectively utilize the proceeds from its recent financings; the Company’s ability to the transactions contemplated by its recently announced term sheet related to a proposed plan of arrangement and to recognize the anticipated benefits of such transactions; the Company’s ability to execute its plans to develop and market THC/CBD-infused and/or cannabis-infused beverages and edibles, and comply with the laws and regulations governing cannabis, hemp or related products, and the timing and costs of the development of this new product line; the Company’s ability to manage operating expenses and generate sufficient cash flow from operations; the Company’s ability to create and maintain brand name recognition and acceptance of its products; the Company’s ability to adapt and execute its marketing strategies, especially in light of the closures and delays caused by the COVID-19 pandemic; the Company’s ability to compete successfully against much larger, well-funded, established companies currently operating in the beverage industry generally and in the craft beverage segment specifically; the Company’s ability to respond to changes in the consumer beverage marketplace, including potential reduced consumer demand due to health concerns (including obesity) and legislative initiatives against sweetened beverages (including the imposition of taxes); its ability to develop and launch new products and to maintain brand image and product quality; the Company’s ability to maintain and expand distribution arrangements with distributors, independent accounts, retailers or national retail accounts; its ability to manage inventory levels and maintain relationships with manufacturers of its products; its ability to maintain a consistent and cost-effective supply of raw materials and flavors and manage the impact of the COVID-19 pandemic on its supply chain; its ability to attract, retain and motivate key personnel; its ability to protect its intellectual property; the impact of future litigation and the Company’s ability to comply with applicable regulations; its ability to maintain an effective information technology infrastructure, fluctuations in freight and fuel costs; the impact of currency rate fluctuations; its ability to access the capital markets for any future equity financing and to manage the impact that the COVID-19 pandemic may have on the Company’s ability to access capital; the Company’s ability to maintain disclosure controls and procedures and internal control over financial reporting; dilutive and other adverse effects from future potential securities issuances; and any actual or perceived limitations by being traded on the OTCQB Marketplace. More information about factors that potentially could affect the Company’s operations or financial results is included in its most recent annual report on Form 10-K for the year ended December 31, 2020 filed with the Securities and Exchange Commission (“SEC”) on March 24, 2021 and in the other reports filed with the SEC since that that date. Readers are cautioned not to place undue reliance upon these forward-looking statements that speak only as to the date of this release. Except as required by law, the Company undertakes no obligation to update any forward-looking or other statements in this press release, whether as a result of new information, future events or otherwise.

Investor Relations Contact

Cody Slach and Cody Cree
Gateway Investor Relations
1-949-574-3860
JSDA@gatewayir.com

JONES SODA CO. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except share and per share data)

	Three months ended June 30,		Six months ended June 30,
	2021	2020	2021	2020
	(Unaudited)		(Unaudited)

Revenue	$4,458	$3,098	$7,315	$5,890
Cost of goods sold	3,064	2,512	5,153	4,722
Gross profit	1,394	586	2,162	1,168
Gross profit %	31.3%	18.9%	29.6%	19.8%

Operating expenses:
Selling and marketing	710	529	1,371	1,282
General and administrative	675	754	1,431	1,462
	1,385	1,283	2,802	2,744
Income (loss) from operations	9	(697)	(640)	(1,576)
Interest income	1	4	2	21
Interest expense	(24)	(38)	(84)	(76)
Other income (expense), net	335	1	328	14
Income (loss) before income taxes	321	(730)	(394)	(1,617)
Income tax expense, net	(12)	(8)	(16)	(12)
Net income (loss)	$309	$(738)	$(410)	$(1,629)

Net income (loss) per share - basic	$0.00	$(0.01)	$(0.01)	$(0.03)
Net income (loss) per share - diluted	$0.00	$(0.01)	$(0.01)	$(0.03)
Weighted average basic common shares outstanding	64,550,554	61,667,668	63,857,185	61,666,552
Weighted average diluted common shares outstanding	68,413,118	61,667,668	63,857,185	61,666,552

JONES SODA CO. CONDENSED CONSOLIDATED BALANCE SHEETS UNAUDITED

	June 30, 2021	December 31, 2020

ASSETS	(In thousands, except share data)
Current assets:
Cash and cash equivalents	$3,109	$4,614
Accounts receivable, net of allowance of $84 and $93	2,989	1,581
Inventory	1,922	1,856
Prepaid expenses and other current assets	230	193
Total current assets	8,250	8,244
Fixed assets, net of accumulated depreciation of $603 and $554	287	305
Other assets	33	33
Right of use lease asset	418	471
Total assets	$8,988	$9,053
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,555	$1,385
Lease liability, current portion	106	102
Accrued expenses	1,136	853
Taxes payable	8	6
Current portion of convertible subordinated notes payable, net	664	-
Current portion of accrued interest expense	124	-
Current portion of SBA Loan	-	140
Total current liabilities	3,593	2,486
Net convertible subordinated notes payable, net of current portion	-	1,386
Accrued interest expense, net of current portion	-	232
SBA loan, net of current portion	-	195
Lease liability, net of current portion	321	375
Total liabilities	3,914	4,674
Shareholders’ equity:
Common stock, no par value:
Authorized — 100,000,000; issued and outstanding shares — 64,977,677 shares and 61,975,748 shares, respectively	75,015	73,953
Accumulated other comprehensive income	454	411
Accumulated deficit	(70,395)	(69,985)
Total shareholders’ equity	5,074	4,379
Total liabilities and shareholders’ equity	$8,988	$9,053

JONES SODA CO. NON-GAAP RECONCILIATION (Unaudited, in thousands)

	Three months ended June 30,		Six months ended June 30,
	2021	2020	2021	2020
GAAP net income (loss)	$309	$(738)	$(410)	$(1,629)
Stock based compensation	28	32	81	73
Interest income	(1)	(4)	(2)	(21)
Interest expense	24	38	84	76
Income tax expense, net	12	8	16	12
Depreciation and Amortization	23	11	48	21
Non-GAAP Adjusted EBITDA	$395	$(653)	$(183)	$(1,468)